HeatwurxAQ, Inc. 136 Heber Avenue, Suite 304 Park City, Utah 84060

April 15,2011

Richard Giles 6300 Sagewood Drive, Suite 400 Park City, Utah 84098

Dear Richard:

This letter agreement (this "Agreement") sets fOl1h our agreement with you, as one of the founders of the Company, with respect to your engagement as a consultant for HeatwurxAQ, Inc., a Delaware corporation (the "Company").

1. Engagement. You will provide consulting services to the Company upon the terms and conditions set fOl1h in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 (the "Consulting Period").

2. Position and Duties. During the Consulting Period, you will devote such pOl1ion of your working time and attention (but not less than 40% of your working time and attention) as may reasonably be required to carry out the consulting and advisory services assigned to you in good faith by the Company's Board of Directors (the "Board") including serving as the Executive Chairman of the Company. During the Consulting Period you will not, without the prior written consent of the Board, act as manager or enter into any consulting or employment arrangements with any other entity if such activities violate the non-competition provisions set forth in this Agreement or constitute more Ihan sixty percent (60%) of your working time and attention in the aggregate. Subject to the foregoing, for purposes of clarification you will be permitted to: (a) engage in construction and construction related activities including construction projects utilizing heatwurx machinery and equipment; and (b) provide consulting services to others.

3. Compensation and Benefits.

(a) You will be entitled to receive an annualized base compensation for your consulting services during calendar year 2011 of $75,000 per year (the "Base Compensation). The Base Compensation will be payable monthly. The Base Compensation will be increased by ten percent (10%) on January I of each year during the Consulting Period, commencing on January 1,20 J2.

(b) In addition, during the Consulting Period, you will be eligible to receive a bonus as set forth on Exhibit A attached hereto (your "Annual Bonus").

(c) The Company agrees to reimburse you for all reasonable out-of-pocket business expenses incurred by you in the performance of your duties hereunder, provided that yon properly account to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service, and in accordance with the policies of the Company relating to reimbursement of business expenses.

4. Term: Termination. The Consulting Period will end on the second anniversary of the date hereof; provided, however, that the Consulting Period will be automatically renewed for successive one-year periods unless either you or the Board gives the other written notice at least 30 days, but not more than 180 days, prior to the end of the then-effective Consulting Period of an intention not to renew (a "Notice of Non-Renewal"), in which case the Consulting Period will end at the conclusion of the theneffective Consulting Period. Notwithstanding the foregoing, the Consulting Period (a) will terminate prior to such date upon your death or Disability (as defined in Section 50) below), (b) may be terminated by you at any time prior to such date for Good Reason (as defined in Section 5(k) below) or without Good Reason, and (c) may be terminated by the Company at any time prior to such date for Cause (as defined in Section 5(i) below) or without Cause.

5. Termination Payments.

(a) If the Consulting Period is terminated (i) by the Company without Cause, (ii) by you for Good Reason or (iii) by the Company by delivering a Notice of Non-Renewal to you, you will be entitled to receive, subject to the provisions of Section 5(b) below, (A) your Base Compensation to the extent such amount has accrued through the Termination Date and remains unpaid, and (B) a pro rated (based on the percentage of the applicable calendar year in which you were engaged by the Company) portion of the Annual Bonus which would otherwise be payable to you under this Agreement for the calendar year in which the Consulting Period is terminated, payable at the same time as if you had remained continuously engaged by the Company (the "Pro-rated Bonus").

(b) The following will apply to the payments required under Section 5(a):

(i) To the extent any such cash payment to be provided is not nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payment will commence immediately following the termination hereof. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(ii) To the extent any such cash payment to be provided is nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payment or benefit will commence or be made upon the 60th day following your termination. The first such cash payment will include payment of all amounts that otherwise would have been due prior thereto under Section 5(a) had such payments commenced immediately upon your termination, and any payments made thereafter will continue as otherwise provided herein.

(c) If the Consulting Period is terminated by the Company for Cause or by you without Good Reason, the Company will pay you your Base Compensation only to the extent such amount has accrued through the Termination Date in accordance with normal payroll practices of the Company as in effect on such date. Upon delivery of the payment described in this Section 5(c), the Company will have no fmiher obligation to you under this Agreement.

(d) If the Consulting Period is terminated upon your death or Disability, the Company will pay you (i) your Base Compensation only to the extent such amount has accrued through the Termination Date in accordance with normal payroll practices of the Company as in effect on such date and (ii) the Pro-rated Bonus.

(e) Except as otherwise required by law or as specifically provided herein, all of your rights to payments hereunder (if any) accruing after the termination of the Consulting Period will cease upon such termination. In the event the Consulting Period is terminated by the Company without Cause, by you for Good Reason or by the Company by delivering a Notice of Non-Renewal to you, your sole remedy and the sole remedy of your successors, assigns, heirs, representatives, owners and estate under this Agreement will be to receive the payments described in Section 5(a). In the event the Consulting Period is terminated by the Company for Cause or by you without Good Reason, your sole remedy and the sole remedy of your successors, assigns, heirs, representatives, owners and estate under this Agreement will be to receive the payment described in Section 5(c). In the event the Consulting Period is terminated upon your death or Disability, your sole remedy and the sole remedy of your successors, assigns, heirs, representatives, owners, and estate under this Agreemeut will be to receive the payments described in Section 5(d). The payments under this Section 5 shall be in full and complete satisfaction of your rights under this Agreement and any other claims you may have in respect of your engagement by the Company or any Affiliate, and you acknowledge that such amounts are fair and reasonable, and your sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of your engagement hereunder.

(I) Any termination of the Consulting Period by the Company or by you (other than termination upon your death) must be communicated by written "Notice of Termination" to the other party hereto. "Termination Date" means (i) if the Consulting Period is terminated by your death, the date of your death, (ii) if the Consulting Period is terminated upon your Disability, the datc specified in the Notice ofTennination (which may not be earlier than the date of such Notice) given by the Board after it has determincd your Disability, (iii) ifthc Consulting Pcriod is tcrminated by thc Company or by you for any othcr reason, thc datc spccificd in thc Noticc of Termination (which may not be earlicr than thc datc of such Noticc); provided that a Noticc of Non-Renewal shall be dcemed a Noticc of Termination and thc Termination Date shall be the last day of then-cffectivc Consulting Period (unlcss such Notice provides otherwise).

(g) Provisions of this Agreement will survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Sections 6, 7, and 8 of this Agreement.

(h) "Affiliate" of any particular Person means any othcr Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of thc power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(i) "Cause" means (i) a brcach by you of this Agreement, (ii) your conviction of, guilty or no contest pica to, or confession of gni)t of, a fclony, (iii) fraudulcnt, dishoncst or illegal conduct by you in the performance of scrvices for or on behalf of thc Company or any of its Affiliates or othcr conduct materially detrimental to the business, opcrations or reputation of the Company or any of its Affiliates, rcgardless of whether such conduct is within the scope of this Agreement, (iv) your misappropriation of funds, or (v) your gross ncgligence, willful misconduct or failure to materially perform in any material respcct your obligations under this Agreement; provided, however, that thc matters described in clause (i) and (v) above shall constitute Cause only if thc Company notifies you in writing of matters constituting such Cause and you fail to cure such matters within ten business days of receipt of such written notice or if two or more violations of clause (i) or (v) occur during any twelve month period.

Ul "Disability" means any accident, sickness, incapacity or other physical or mental disability which prevents you from performing scrvices undcr this Agreement for either (i) 90 consecutivc days or (ii) 120 days during any period of365 consecutive days, in each case, as determincd in good faith by the Board after having had consultation with any medical expert selected by the Board from a list of three medical expelts provided by you.

(k) "Good Reason" means (i) a failure by the Company to make any payments under this Agreement to you when due, (ii) any other material breach by the Company of this Agreement, (iii) any reduction of your Base Compensation as in effect immediately prior to such reduction, or (iv) the Company requires you to work out of any location other than the gcneral Salt Lake City and Park City, Utah area; provided, however, that above shall constitnte Good Reason only if you notify the Company in writing of the matters constituting such Good Reason and the Company fails to cure such matters within ten business days of receipt of such written notice; provided further, however, in no event will a condition give rise to Good Reason hereunder unless, within 45 days after you know of said condition, you will have actually terminated your engagement with the Company by giving written notice of resignation for failure of the Company to remedy such condition. For clarity, if this Agreemeut terminates because you delivered a Notice of Non-Renewal such termination shall be deemed to be a termination by you without Good Reason.

(I) "Person" means an individual, a p8l1nership, a corporation, a limited liability company, an association, a joint stock company, a trllst, a joint venture, an unincorporated organization and a governmental entity or any dep8l1ment, agency or political subdivision thereof.

(m) "Subsidiary" meaus, with respect to any Persou, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, pm1nership, association or othcr business entity, a majority of the pal1nership or other similar ownership interest thereof is at the time owncd or controlled, directly or indirectly, by any Persou or one or more Subsidiaries of that Person or a combination thereof.

6. Confidential Information.

(a) You will not disclose or use at any time during the Non-Compete Period (as defined in Section 8(b)) or thereafter any Confidential Information (as defined below), whether or not such information is developed by you, except to the extent that such disclosure or use is required in the performance or exercise by you in good faith of (i) the services described in this Agreement, (ii) rights as a director or shareholder of the Company or its Affiliates, or (iii) rights under any agreement with the Company or its Affiliates.

(b) You will deliver to the Company at the tcrmination of the Consulting Period, or at any time the Company may request, all memoranda, notcs, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) that is Confidential Information or Work Product (as defined below) or information relating to the business of the Company or its Affiliates which you may then possess or have under your control.

(c) As used in this Agrecment, the tcrm "Confidential Information" means information that is not generally known or available to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their businesses, including but not limited to (i) information, observations and data concerning the business or affairs of the Company or its Affiliates, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bascs, (x) acconnting and bnsiness methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not rednced to practice, (xii) customers and clients and cllstomer or c1icnt lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.

(d) Notwithstanding the provisions of this Agreement to the contrary, you will have no liability to the Company for disclosure of Confidential Information if the Confidential Information:

(i) is known to the receiving party at the time of disclosure of such Confidential Information by you to the receiving patty other than as the result of a breach of this Section 6 by you;

(ii) becomes publicly known or is disclosed by the Company or any Subsidiary of the Company other than as the result of a breach of this Section 6 by you; or

(iii) is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding; provided that such disclosure will be limited to the extent so required and, subject to thc requirements of law, you will give the Company notice of your intent to so disclose such Confidential Information and will reasonably cooperate with the Company in seeking suitable confidentiality protections.

7. Right of First Refusal. You hereby grant to the Company a right of first refusal with respect to all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Consulting Period together with all patent applications, lellers patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thercof that may be granted for or upon any of the foregoing (collectively, the "IP"). The right of first refusal granted hereby may be exercised by the Company at any time during the six-month period following delivery by you to the Company of written notice of the proposed sale, assignment, license or other transfer of any such IP.

8. Non-Compete; Non-Solicitation.

(a) You acknowledge that you are one of the founders of the Company and, in addition, that in the course of the Consulting Period you will become familiar with the Company's and its Affiliates' trade secrets and with other Confidential Information concerning the Company and its Affiliates and that the services provided hereunder will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, during the Non-Compcte Period, you will not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business that competcs with the businesses of the Company or any of its Affiliates as such businesses exist during the Consulting Period, any business oppOltunity that the Company or any of its Affiliates has devoted resources in analyzing or initiating, or the business of any entity which the Company or any of its Affiliates is considering to acquire where the Company or any of its Affiliates and has either received information from or had discussions with such entity or its owners during the Consulting Period (collectively, the "Restricted Businesses").

(b) For purposes of this Agreement, "Non-Compete Period" means during the Consulting Period.

(c) Nothing in this Section 8 will prohibit you from (i) being a passive owner of not more than 2% of the outstanding stock of a publicly-traded corporation, so long as you have no active

partIcIpation in the business of such corporation, or (ii) taking any action approved in writing by the Board of Directors.

(d) During the Non-Compete Period, other than in the proper performance of your duties on behalf of the Company, you will not, directly or indirectly through another person or entity (i) solicit any employee or consultant of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates, on the one hand, and any employee or consultant thereof, on the other hand, (ii) hire any person who was an employee or consultant of the Company or its Affiliates until one year after such individual's engagement or consulting relationship with the Company or its Affiliates has been terminated or (iii) induce or attempt to induce any customer, supplier or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or its Affiliates, on the other hand.

(e) During the Non-Compete Period, you agree not to make any public statement that is intended to or could reasonably be expected to disparage the Company or its Affiliates or any of their products, services, shareholders, directors, officers or employees. During the Non-Compete Period, the Company agrees that it will not make a public statement that is intended to or could reasonably be expected to disparage you.

(I) During the Non-Compete Period, you agree to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of your engagement, in connection with any litigation or other proceeding arising out of or relating to matters in which you werc involved prior to the termination of your engagement to the extcnt the Company pays all reasonable out-of-pocket expenses you incur in connection with such coopcration.

(g) You agree that, for the duration of the Consulting Period, you will submit to the Board all business, commercial and investment oppol1unities presented to you or of which you become aware which relate to the business of the Company and its Subsidiaries, and unless approved by the Board in writing, you will not pursue, directly or indirectly, any such opportunities on your own behalf.

9. Enforcement.

(a) If, at the time of enforcement of Section 6, 7 or 8 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the pa11ies hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated pcriod, scope or area.

(b) Because the relationship between you and the Company is uniquc and becausc you have access to Confidential Information and Work Product, you agree that money damages would be an inadequate remedy for any breach of Section 6, 7 or 8 of this Agreement. Therefore, in the event of a breach or thrcatened breach of Section 6, 7 or 8 of this Agreement, the Company may, in addition to its other rights and remedies, apply to any coul1 of competent jurisdiction for specific performance andlor injunctive or other relief in order to enforce, or prevent any violations of, such provisions (without posting a bond or other security) or require you to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived or received as a resnlt of any transactions constituting a breach ofthe covenants contained therein.

(c) The prevailing party in any legal action ansmg out of or relating to this Agreement will be entitled to its reasonable attorneys' fees and court and other costs.

10. Representations and Warranties. You hereby represent and warrant to the Company that

(a) the execution, delivery and performance of this Agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a pal1y or any judgment, order or decree to which you arc subject, (b) you are not a pal1y to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this Agreement and (c) upon the execution and delivery of this Agreement by the Company and you, this Agreement will be a valid and binding obligation of you.

I I. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given (i) upon delivery, if delivered personally to the recipient or (ii) upon the first business day after the date sent, if sent to the intended recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

HeatwurxAQ, Inc. 136 Heber Avenue, Suite 304 Park City, Utah 84060 Attn: President

If to you, to your address first set forth above.

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set fOl1h above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address (or add new parties and their addresses) to which notices, requcsts, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section I I.

12. General Provisions.

(a) Indemnification. In addition to any bylaw which indemnifies directors and officers of the Company, the Company shall indemnify you, hold you harmless and defend you from any claim or legal proceeding against you from a third party arising as a result of any action taken by you in connection with the Company Or your duties hereunder, including any of your duties as an officer or director of the Company and/or any Subsidiarics of the Company to the fullest extent that such indemnification may be afforded to you under Delaware law; provided, however, that such indemnification shall not apply with respect to, and you shall indemnify, hold harmless and defend the Company and any Subsidiaries of the Company from any claim or legal proceeding arising as a result of, any action not within the scope of your duties under this Agreement or in a manner contrary to the duties assigned to you pursuant to this Agreement. The Company agrees to cover you under any directors' and officers' liability policy maintained by the Company.

(b) Severabilitv. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffectivc, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(c) Complete Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior drafts, understandings, agreements or representations by or among the parties written or oral, which may have related to the subject matter hereof in any way.

(d) Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of you and the Company and our respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be; provided, however, that your rights and obligations nnder this Agreement will not be assigned without the prior written consent of the Company.

(e) Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Utah, without giving effect to the choice of law provisions thereof.

(I) Amendment and Waiver. The provisions of this Agrcement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and you, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agrccment or any provision hereof.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument

(i) Dispute Resolution. All disputes, controversies, diffcrcnces, claims or counterclaims which may arise between the parties out of, in relation to or in connection with this Agreement, or from a breach hcreof, except for any provisions hereof for which a remedy described in Section 9 is sought, shall be settled by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association before a panel of three (3) arbitrators, in Salt Lake City, Utah. Expenses of arbitration shall be shared equally by you and the Company unless thc arbitrators determine that the expenses should be otherwise addressed. During the arbitration proceedings, the parties shall be entitled to all rights afforded undcr the Federal Rules of Civi I Procedure. Any arbitration award shall be enforceable in auy court having jurisdiction thereof.

13. Code Section 409A Compliance.

(a) A termination will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination unless such termination is also a "separation from service" within the meaning Code Section 409A, for purposes of any such provision of this Agreementl references herein to a "termination," "termination of engagement" or similar terms will mean "separation from service."

(b) The intent of the pal1ies is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A other than as a result of a breach of this Agreement by the Company.

(c) Notwithstanding any other payment schedule provided herein to the contrary, if you are identified on the date of termination as a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation subject to Code Section 409A, as determined in good faith by the Company, and payable on account of a "separation from service," such payment will be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your "separation from service," and (B) the date of your death (the "Delay Period") to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would havc otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to you in a lump sum, and all remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(d) For purposes of Code Section 409A, your right to receive any installment payment pursuant to this Agreement will bc treated as a right to receive a serics of separate and distinct payments.

(e) Whencver a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment will be made within thil1y (30) days following the date of termination"), the actual date of payment within the specified period will be determined by the Company in good faith.

(f) Notwithstanding any other provision herein to the contrary, in no event will any payment that constitutes nonqualified deferred compensation subject to Code Section 409A, as determined in good faith by the Company, be subject to offset, counterclaim or recoupment by any other amount payable to your unless otherwise permitted by Code Section 409A.

(g) To the extent that reimbursements or other in-kind benefits under this agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurrcd by you, (B) any right to such reimburscment or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and

(C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind bencfits to be provided, in any other taxable year.

[Signature Page Follows]

If this letter correctly expresses our mutual understanding, please sign and date a copy of this letter and return it to us. Very truly yours,

HEATWURXAQ, INC.

/s/ Larry Griffin

CFO, President

The terms of this letter are accepted and agreed to on April 15, 2011 by:

/s/ Richard Giles

Exhibit A (a)

You shall receive an Annual Bonus for each calendar year (or part thereof) during the Consulting Period in an amount up to 50% of your Base Compensation paid such year, determined as follows:

1. One-third of such bonus shall be earned based on meeting the Gross Revenue Target for such year. The Gross Revenue Target for calendar year 2011 is $2,200,000. "Gross Revenue" means the total revenues of the Company determined in accordance with generally accepted accounting principles, consistently applied.

2. Two-thirds of such AlUmal Bonus shall be earned based on meeting the EBITDA Target for such year. The EBITDA Target for calendar year 2011 is $250,000. "EBITDA" means the earnings before interest, taxes, depreciation and amortization of the Company determined in accordance with generally accepted accounting principles, consistently applied

3. The Gross Revenue Target for calendar years after 2011 during the Consulting Period shall be established reasonably and in good faith by the Board of Directors during January of each such calendar year based on the projected Gross Revenue and EBITDA for such calendar year.

4. The Annual Bonus shall be paid not later than March 31 of the year following the calendar year for which such bonus has been earned.

(a) This Exhibit A is an illustration of how the Annual Bonus may be structured. The actual annual bonus provision will be established by the Board of Directors, acting reasonably and in good faith, within 30 days after the date ofthis Agreement.

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